Exhibit 10.83

AMENDMENT TO EMPLOYMENT AGREEMENT DATED JUNE 5, 1995, BETWEEN CORTEX PHARMACEUTICALS AND GARY A. ROGERS, Ph.D.

This Amendment, effective as of January [1], 2004, hereby amends Section 2 as follows:

“Effective January [1] 2004, you will receive a base annual salary of $210,000, paid in accordance with the Company’s normal payroll practices. You will also be entitled to vacation, coverage under the Company’s Group Health Plan and other benefits that the Company provides to comparable employees. You will also be eligible to receive an incentive bonus of between 0% and 50% of your annual base salary based upon review of your performance and achievements by your immediate supervisor, and Company performance, in the year under consideration. Whether such bonus shall be paid in any year and the amount of such bonus shall be the sole determination by your immediate supervisor, subject to review and approval by the Compensation Committee of the Board of Directors. Such bonus shall accrue and be paid only if the Board of Directors in its sole discretion determines that the Company has sufficient financial resources to do so.

IN WITNESS HEREOF, the parties hereto have executed this Amendment to Employment Agreement to be effective as of the day and year first above written.

CORTEX PHARMACEUTICALS, INC.
/s/ Roger G. Stoll
Roger G. Stoll, Ph.D.
President and Chief Executive Officer

EXECUTIVE
/s/ Gary A. Rogers
Gary A. Rogers, Ph.D.